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                                                                     EXHIBIT 5.1

January 27, 1999

Board of Directors of California Water Service Group
c/o Robert W. Foy
Chairman of the Board
California Water Service Group
1720 North First Street
San Jose, CA 95112-4598

     Re:  California Water Service Group -- Registration Statement on Form S-4
        Filed on January 28, 1999 Under The Securities Act of 1933, as Amended.

Gentlemen:

     This opinion is being furnished to you in connection with California Water Service Group's (the "Corporation") registration statement on Form S-4 filed on January 28, 1999 (the "Registration Statement") relating to the issuance of common shares, no par value (the "Shares"), of the Corporation pursuant to the Agreement and Plan of Reorganization dated as of November 13, 1998 by and among the Corporation, California Water Service Company and Dominguez Services Corporation (the "Reorganization Agreement").

     You have requested our opinion as to the legality of the shares being registered, and as to whether the shares will, when sold, be legally issued, fully paid and non-assessable.

     In rendering this opinion, we have (with your permission) relied upon and assumed as correct and complete the factual representations and information contained in (i) the articles and by-laws of the Corporation, and (ii) the Reorganization Agreement.

     We have also made such inquiries and examined originals (or copies certified or otherwise identified to our satisfaction) of documents, corporate records and other instruments and made such examination of the law as we have deemed necessary or appropriate to enable us to render this opinion.

     We have assumed that the signatures on the documents we have examined are genuine and further assumed that at the time of issuance of the Shares the Corporation will have received the full amount of the consideration therefore in accordance with the terms of the Reorganization Agreement.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly created and authorized and, when issued, will be validly issued and outstanding as fully paid and non-assessable common shares of the Corporation.

     This opinion is rendered only to the Corporation in connection with the filing of the Registration Statement and may not be relied upon by any other person, firm or entity for any other purpose without our express written consent, and may not be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to being named in the Proxy Statement/Prospectus of the Registration Statement under the heading "Legal Opinion" as counsel for the Corporation.

                                          Very truly yours,
                                           /s/  NOSSAMAN, GUTHNER, KNOX &
                                          ELLIOTT, LLP
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                                          Nossaman, Guthner, Knox & Elliott, LLP

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